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For period ended 06-30-15
Registrant Name: American Beacon Funds
File Number: 811-04984

Item 77.C   Submission of matters to a vote of security holders.

Special meetings of shareholders of each of the portfolios of the American Beacon Funds (the "Trust") was held on April 7 and April 28, 2015. The shareholders of each portfolio of the Trust (the "Funds") approved a new investment management agreement between American Beacon Advisors, Inc. and the Funds. Approval of this proposal required a majority of the outstanding voting securities of each Fund. The following are the results of the shareholder votes for this proposal:

Fund                                    For             Against          Abstain          Non-Voting
Bahl & Gaynor Small Cap Growth      3,634,545.43                  0               0          871,717.92

Bridgeway Large Cap Value         652,647,010.69      17,214,372.39    7,724,926.82      284,427,229.70

Stephens Mid-Cap Growth            61,309,317.08         776,459.43      487,016.81       28,280,135.15

Stephens Small Cap Growth         296,089,938.94       2,255,163.40    5,242,692.92      111,992,772.19

Holland Large Cap Growth           54,770,551.18          11,056.30   12,938,500.43        3,661,747.68

AHL Managed Futures Strategy       28,176,796.78          21,274.20       51,132.29       23,191,197.63

Treasury Inflation Protected
  Securities                      240,197,774.17             302.18       18,517.08        5,409,129.57

S&P 500 Index                   1,222,024,825.15         224,282.69      278,686.30       29,793,903.30

Small Cap Index                   231,831,077.40                  0               0                 N/A

International Equity Index        476,221,805.35           4,899.06      129,683.15          700,432.40


The shareholders of the Trust also approved the re-election of nine of the current Trustees to the Board of the Trust and the election of two additional Trustees to the Board. Approval of this proposal required a plurality vote of the Trust's shares. The following are the results of the election of each
Trustee:

Alan D. Feld
Affirmative             14,899,039,186.08
Withhold                 1,998,595,306.89

W. Humphrey Bogart
Affirmative     16,532,151,093.14
Withhold           365,483,399.83

Brenda A. Cline
Affirmative     16,662,050,138.08
Withhold           235,584,354.89

Richard A. Massman
Affirmative     16,651,582,060.07
Withhold           246,052,432.90

R. Gerald Turner
Affirmative     16,653,429,720.08
Withhold           244,204,772.89

Thomas M. Dunning
Affirmative     16,651,792,247.83
Withhold           245,842,245.14

Eugene J. Duffy
Affirmative     16,430,210,258.21
Withhold           467,424,234.76

Barbara J. McKenna
Affirmative     16,435,773,869.81
Withhold           461,860,623.16

Gerard J. Arpey
Affirmative     16,659,813,172.19
Withhold           237,821,320.78

Gilbert G. Alvarado
Affirmative     16,655,574,211.10
Withhold           242,060,281.87

Joseph B. Armes
Affirmative     16,653,130,207.99
Withhold           244,504,284.98
